SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)



AMVESCAP PLC
--------------------------------------------------------------------------------
                                (Name of Issuer)


American Depository Shares and Ordinary Shares**
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


03235E100 and 0128269
--------------------------------------------------------------------------------
                                 (CUSIP Number)


June 27, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SC13G-07/98

**See Item 2(d)

CUSIP No. 03235E100 and 0128269              13G             Page 2 of 11 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Michael Lee-Chin
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_______________________________________________________________________________
3.   SEC USE ONLY

_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Canadian
________________________________________________________________		   __ _
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           65,475
   _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          43,611,752*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         65,475
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            43,611,752*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,677,227*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.29% of outstanding exchangeable shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

     *  See item 2(a)

CUSIP No. 03235E100 and 0128269         13G                   Page 3 of 11 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Portland Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_______________________________________________________________________________
3.   SEC USE ONLY

_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
________________________________________________________________		    ___
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
    		   _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          43,611,752*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            43,611,752*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,677,227*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.29% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

     *  See item 2(a)


CUSIP No. 03235E100 and 0128269      13G                    Page 4 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Limited
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            1,920,661
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          43,389,633
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         1,920,661
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            43,389,633

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,677,227*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.26% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)


CUSIP No. 03235E100 and 0128269     13G                    Page 5 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Investment Services Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          41,468,972
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            41,468,972

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

42,677,227*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.03% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)



CUSIP No. 03235E100 and 0128269    13G                       Page 6 of 11 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:

AMVESCAP PLC
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

11 Devonshire Square, London, EC2M 4YR, United Kingdom

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

AIC Limited ("AIC") a corporation incorporated under the laws of
Ontario is the manager and trustee of certain mutual funds in Ontario (collectively the "Funds")which are owners of record of the securities covered by this report. AIC as trustee of the Funds, shares with the Funds the power to direct the voting and disposition of the shares of the Issuer held by the Funds. AIC Investment Services Inc. ("AIS") a corporation incorporated under the laws of Ontario is the portfolio manager of the Funds. AIS is qualified to act as an investment adviser to the Funds in Ontario, Canada pursuant to a registration under the Securities Act (Ontario). AIC and AIS are subsidiaries of Portland Holdings Inc. Michael Lee-Chin holds indirectly through his sole ownership of Portland Holdings Inc., approximately 91% of the voting equity securities of
AIC and consequently he may be deemed under United States securities law to beneficially own the Issuer shares held by AIC, AIS and by the Funds, although he disclaims beneficial ownership of the holdings of the Funds. Mr. Lee-Chin is a citizen and resident of Canada.
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1375 Kerns Road, Burlington, Ontario, Canada L7R 4X8
________________________________________________________________________________
Item 2(c).  Citizenship:

Michael Lee-Chin - Canadian
Portland Holdings Inc. - Incorporated under the laws of Ontario, Canada
AIC Limited- Incorporated under the laws of Ontario, Canada
AIC Investment Services Inc. - Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

**Ordinary Shares include shares held as ADSs and Exchangeable Shares.
________________________________________________________________________________
Item 2(e).  CUSIP Number:  03235E100 and 0128269

(
________________________________________________________________________________





CUSIP No. 03235E100 and 0128269    13G                       Page 7 of 11 Pages

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [x]


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  43,677,227*

     (b)  Percent of class:  5.30%*

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 2,208,255,

          (ii)  Shared power to vote or to direct the vote 43,677,227*,

          (iii) Sole power to dispose or to direct the disposition of 2,208,255.

          (iv) Shared power to dispose or to direct the disposition of 43,677,227*,

       *   See item 2(a)
CUSIP No. 03235E100 and 0128269     13G                       Page 8 of 11 Pages

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

Inapplicable
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Inapplicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Inapplicable
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

Inapplicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Inapplicable
________________________________________________________________________________
Item 10.  Certifications.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


CUSIP No. 03235E100 and 0128269    13G                        Page 9 of 11 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 27, 2002

MICHAEL LEE-CHIN


By   /s/Victoria J. Ringelberg 					06/27/2002
     Victoria J. Ringelberg, 						Date
     Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


PORTLAND HOLDINGS INC.


By   /s/Victoria J. Ringelberg					06/27/2002
     Victoria J. Ringelberg,						Date
     Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


AIC LIMITED


By   /s/Victoria J. Ringelberg					06/27/2002
     Victoria J. Ringelberg,						Date
     Chief Financial Officer

AIC Investment Services Inc.


By   /s/Victoria J. Ringelberg					06/27/2002
     Victoria J. Ringelberg,						Date
     Chief Financial Officer


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).









CUSIP No. 03235E100 and 0128269   13G                        Page 10 of 11 Pages


POWER OF ATTORNEY

The undersigned does hereby appoint Stephen Griggs, Maureen Charlton, Vicki Ringelberg and Neil W. Murdoch, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership of equity securities held by the undersigned, directly or beneficially, and to be reported pursuant to sections 13(d) and 13(g) of the Securities and Exchange
 Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.


IN WITNESS WHEREOF, this Power of Attorney, has been executed as of the 15th day of November, 1999.

/s/Michael Lee Chin
Michael Lee Chin


JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the American Depository, Exchangeable and Ordinary Shares of Amvescap PLC and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this agreement as of the 27th day of June, 2002.


MICHAEL LEE-CHIN

By   /s/Victoria J. Ringelberg
     Victoria J. Ringelberg,
     Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


PORTLAND HOLDINGS INC.

By   /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


AIC LIMITED

By   /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer



CUSIP No. 03235E100 and 0128269   13G                        Page 11 of 11 Pages


AIC INVESTMENT SERVICES INC.

By   /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer